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SILVERCREST ASSET MANAGEMENT GROUP INC.

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SILVERCREST ASSET MANAGEMENT GROUP INC.

1330 AVENUE OF THE AMERICAS

38TH FLOOR

NEW YORK, NEW YORK 10019

Dear Fellow Shareholders,

On behalf of Silvercrest’s partners, employees, and clients, thank you for your support of our business, its growth strategy and heritage, which has helped our firm become one of the foremost wealth and asset management boutiques in the United States. We concluded 2019 and entered 2020 and the ensuing coronavirus pandemic in an enviable financial position. Silvercrest’s partners founded the firm in 2002 in the wake of both the tech bubble crash and 9/11, and the firm navigated the global financial crisis shortly thereafter. We are a mature and tested team with a long-term vision, intent on building upon a sustainable and enduring business.

Silvercrest encountered the current crisis with all-time highs in discretionary assets under management and associated revenue, while maintaining a 2019 Adjusted EBITDA margin* of nearly 28%. Over the past six years, Silvercrest has grown its AUM, revenue and Adjusted EBITDA at compounded annual growth rates of 8.1%,

9.5% and 8.7%, respectively. Over the same time, Silvercrest’s Class A Adjusted Net Income per Diluted Share has grown at a compounded annual growth rate of 16.7%.

Silvercrest has a cumulative $3.20 per share returned to investors since 2013 and the firm’s dividend has increased at a compounded annual growth rate of nearly 31%.

Silvercrest has a high-quality balance sheet with low debt and substantial cash on hand. Despite the current economic and market environment, the firm anticipates that it can support its dividend of $0.64 per Class A share of common stock over a sustained period of time.

We have a lot to accomplish to continue building upon the premiere wealth and asset management boutique in the nation. Competition is fierce. Silvercrest has implemented a successful long-term organic growth plan, while competitors have pursued financial engineering to achieve scale, often requiring high debt loads. We plan to continue our growth trajectory and high cash flow generation with continued organic growth and careful, strategic acquisitions.

By continuing to focus on our founding principles and pursue growth initiatives which are fundamentally compatible with our core wealth management business, we hope to continue delivering sustainable growth to our shareholders. We have successfully diversified our revenue stream through wealth management; an

Outsourced Chief Investment Officer (OCIO) initiative; active equity management mandates; and family office services. In 2019, Silvercrest concluded its largest acquisition to date, complementing our internal U.S. value equity strategies with U.S. growth equity strategies. Importantly, Silvercrest’s OCIO initiative gained traction in

2019 and contributed nearly half of the firm’s organic growth in the latter half of 2019. Our new business development pipelines remain intact, and we expect these businesses to help continue our growth trajectory.

Now is the time when clients rely on us more than ever, when we prove our mettle. Relationships are made and re-enforced during adversity. If the global financial crisis was a guide, there will be tremendous opportunity for our business. Silvercrest intentionally cultivated active equity and fixed income management, and we believe the current environment favors our firm’s approach, ultimately benefitting our shareholders. Our continued innovation, investment in the business, new talent, market leadership, and the strength of our brand, will drive our ability to create enduring value.

*  Adjusted measures are non-GAAP measures and are explained and reconciled to the comparable GAAP measures on pages 49-51 of our December 31, 2019 Form 10-K.

As always, I remain grateful to work with such dedicated and honorable partners and professionals. All of us at Silvercrest are focused on building upon an institution that endures and continues its sustainable path of growth with the highest levels of integrity.

We will work assiduously on behalf of our shareholders and clients to thrive through the current environment and continue to grow this wonderful firm on behalf of clients, partners, and shareholders alike.

Sincerely,

Richard R. Hough III

Chairman and Chief Executive Officer